Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gary R. Mills
May 28, 2019	(304) 323-6300

FIRST COMMUNITY BANKSHARES ANNOUNCES THE RETIREMENT OF CHIEF OPERATING OFFICER E. STEPHEN LILLY AND ITS SUCCESSION PLAN

Bluefield, VA --- First Community Bankshares, Inc. announced today that E. Stephen Lilly will retire as the Corporation’s Chief Operating Officer, effective December 31, 2019. Mr. Lilly’s retirement plans cap a distinguished 31-year career in the banking industry, including 22 years with the Corporation and its subsidiaries.

“We appreciate the 22 years of dedicated service Steve has given to First Community Bank. He has approached every role and assignment with an unparalleled intensity and tenacity that will be greatly missed,” President Gary Mills said. “When we reflect on Steve’s career, we will know that he has given us his all and that he left it all on the field.”

As part of Mr. Lilly’s transition to retirement, Jason R. Belcher, currently serving as the Corporation’s banking subsidiary’s Senior Vice President and Chief Administrative Officer, will assume the role of Chief Operating Officer. Mr. Lilly’s direct reports remain unchanged.

Steve Lilly began his banking career in 1981 as the Assistance Vice President of Operations at the Bank of Danville. From 1983 to 1990, he held various positions with Boone National Bank including Collections Manager and Electronic Banking Coordinator, Loan Administration and Compliance Officer, and Vice President and Cashier. Thereafter, he was employed by Bank One and Banc One Services Corporation for six years, serving from time to time as the Vice President of Operations and Manager of Deposit Services. Additionally, from 1995 to 1996 he served on Banc One’s Ohio Deposit Operations Consolidation Team as part of a National Special Assignment. Immediately prior to joining First Community’s Team, he held roles with both Premier Bankshares Corporation and First Virginia Bank Corp.

The Board of Directors appointed Mr. Lilly as Executive Vice President and Chief Operating Officer of the Corporation’s banking subsidiary in 1997 and as Chief Operation Officer of the Corporation in June 2000. In this role, he has supervised and managed multiple operational areas, implemented new technologies, and successfully migrated and consolidated bank operations and data. Mr. Lilly has served on multiple internal committees during his tenure, including currently co-chairing the Corporation’s Information Systems and Security Subcommittee and chairing the Corporation’s Payments Committee. He has also had extensive involvement with various subsidiaries of the Corporation, including service on internal board of directors from time to time.

Mr. Lilly began his post-graduate education at West Virginia University. In 1979, he transferred to Western Carolina University, pursuant to an athletic scholarship, where he graduated in 1982, cum laude, with a Bachelor of Science and a Bachelor of Arts in Economics. Mr. Lilly also completed the University of Oklahoma’s ABA School of Compliance and ABA Graduate School of Compliance, both in 1986. In 1992, he completed both the Mellon Cash Management University and the University of Delaware’s ABA Stonier Graduate School of Banking. Academic honors and achievements include earning his place on the West Virginia University and Western Carolina University Dean’s Lists from 1977 to 1982, serving as President of the Omicron Delta Epsilon International Honors Society and the Financial Management Association Honor Society at Western Caroling University from 1981 to 1982, participating in the Western Carolina University Cap and Gown Honor Society from 1980 to 1982, and publishing a thesis while at the ABA Stonier Graduate School of Banking in 1992.

During his career, Mr. Lilly has been very active in the banking industry and in the community. His banking activities have included service on the Federal Reserve Bank Payments Advisory Council (2004 – Present), Federal Reserve Bank Payments Strategic Committee (2011 – Present), Deluxe Corporation – National Collaborative through Harvard Business School (2004 – 2005), Fiserv User Group Executive Committee (2002 – 2004), Fiserv Strategic Direction Committee International Chairman (2002 – 2004), Greater Bluefield Chamber of Commerce (2002 – Present), Advanced Financial Solutions, Inc. International Steering Committee in the role of Chairman (2000 – 2002), West Virginia Bankers Association Board of Directors (2016 – Present), and Jack Henry Associates Mid-Tier Advisory Board Co-Chairman (2013 – Present).

Mr. Lilly’s past and current civic involvement includes service with the Madison Baptist Church (Deacon and Finance Boards), Southern West Virginia Community College (Faculty), Pea Ridge Elementary School PTA (Vice President and Executive Board Member), Leadership Tri-State Alumni and Economic Development Board, United Way of the River Cities (Division Captain and Citizens Review Panel), Leadership Mercer Tazewell, Greater Bluefield Community Center (Board of Directors Member), and Virginia Economic Bridge (Director, Chairman, and Executive Committee Member). Mr. Lilly has also been extensively involved with the Rotary Club for over 30 years having served on the Rotary Club of Madison’s Board of Directors from 1987 to 1989 where he was President in 1988, the Rotary District 7570 where he was Assistant District Governor, Chairman of the Finance Committee, and District Governor Candidate from 2010 to 2012 and received a Distinguished Service Award, and the Bluefield, Virginia Rotary Club from 2001 to present having served from time to time as President, Paul Harris Fellow, Paul Harris Society Member, and Board of Directors Member.

About First Community Bankshares, Inc.

First Community Bankshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operated 44 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee as of March 31, 2019. First Community Bank offers wealth management and investment advice through its Trust Division and First Community Wealth Management, which collectively managed and administered $1.02 billion in combined assets as of March 31, 2019. The Company reported consolidated assets of $2.24 billion as of March 31, 2019. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. Additional investor information is available on the Company’s website at www.firstcommunitybank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.